Exhibit 99.1

Client Id: 77 CORPORATE PARTICIPANTS Julie Davis Liquidity Services, Inc. - Senior Director, IR Bill Angrick Liquidity Services, Inc. - Chairman & CEO Kathy Domino Liquidity Services, Inc. - Chief Accounting Officer Jim Rallo Liquidity Services, Inc. - CFO and President, Supply Chain Group CONFERENCE CALL PARTICIPANTS Colin Sebastian Robert W. Baird & Company, Inc. - Analyst Jason Helfstein Oppenheimer & Co. - Analyst Shawn Milne Janney Montgomery Scott - Analyst Gary Prestopino Barrington Research Associates, Inc. - Analyst Michael Purcell Stifel Nicolaus & Company - Analyst Dan Kurnos The Benchmark Company - Analyst Nat Schindler BofA Merrill Lynch - Analyst PRESENTATION Operator Good day to you, ladies and gentlemen, and welcome to your Liquidity Services conference call. It's hosted by your Senior Director of Investor Relations, Julie Davis. My name is Kathy, and I'm your event coordinator throughout your call today. (Operator Instructions) Now I'd like to transfer the call over to Julie. Go ahead, Julie. Julie Davis - Liquidity Services, Inc. - Senior Director, IR Thank you, Kathy. Hello, and welcome to our first quarter of fiscal year 2014 financial results conference call. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer; and Jim Rallo, our Chief Financial Officer and Treasurer. We will be available for questions after our prepared remarks. The following discussion or responses to your questions reflect management's views as of today, February 7, 2014, and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today's press release and in our filings with the SEC, including our most recent annual report on Form 10-K. As you listen to today's call, we encourage you to have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter. During this call, we will discuss certain non-GAAP financial measures. In our press release and our filings with the SEC, each of which is posted on our website, you'll find additional disclosures regarding non-GAAP measures, including reconciliations of these measures with comparable GAAP measures. We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors. This supplemental operating data includes gross merchandise volume and should not be considered a substitute for or superior to GAAP results. At this time, I'd like to turn the presentation over to our CEO, Bill Angrick.

Client Id: 77 Bill Angrick - Liquidity Services, Inc. - Chairman & CEO Thank you, Julie. Good morning and welcome to our Q1 earnings call. I'll begin the session by reviewing our Q1 financial performance and recent strategic initiatives. Next, I will turn it over to Kathy Domino for more details on the quarter. Finally, Jim Rallo will provide our outlook for fiscal year 2014. Liquidity Services generated better-than-expected financial results in Q1, driven by strong top-line performance in our retail supply chain and municipal government businesses, which both generated organic growth of over 20% during the quarter. Our retail supply chain business expanded as we helped more OEM and retail clients unlock strategic value in the secondary market for consumer goods through our marketplace channels and service offering. During the quarter, we also continued to expand our GovDeals municipal government business in both the US and Canada, driven by agencies' desire for more transparency, convenience, and value in the sale of surplus assets. These strong results were partially offset by a sharp decline in our DOD surplus business due to changing property mix, which has reduced growth and margins in this area of our business. As previously announced, we are pleased to continue to provide services to the DOD following the recent award of a sole-source follow-on contract that extends the performance period of our surplus contract through February 2015, assuming the exercise of all options. The mix of property under the DOD surplus contract has shifted to a higher volume of lower-value, smaller-size items, which has required us to rent more space, incur higher transportation and handling costs, and increase our staff size. We continue to provide a high level of service to our DOD client and plan to participate in the RFP process, which is scheduled to conclude in April, based on the DOD's current schedule. Next, I'd like to update you on our key initiatives to further integrate and grow our commercial business. During Q1, we continued to advance our efforts to integrate our acquired marketplaces and extend our technology platform via liquidity and proprietary data with existing and new customers. During the quarter we moved our Go-Dove marketplace in North America on to our BUX technology platform, which provides an enhanced user experience on both desktop and mobile devices. We also launched a new property receipt manager technology, which automates the receipt of client inventory into Liquidity Services's application environment. This exciting new cloud-based service enables our internal teams and third parties to access and leverage our data and analytics in a secure environment to make intelligent disposition decisions with no manual intervention. We believe our continued investment in innovation and strong client service positions us well to drive long-term shareholder value. During the last quarter, we also continued to invest in the expansion of our global sales and marketing organization and the development of a strong, aligned global brand message for the Fortune 1000 audience to accelerate our sales cycle. We are encouraged by the progress of our new business development pipeline and signed over 40 new commercial accounts during the quarter in our target markets. Increasingly, we are entering into fee-for-service and revenue-sharing agreements with our clients that share the upside created from our services, including multi-channel sales, valuations, asset redeployment, returns management, and refurbishing. Adoption of our solution by manufacturers has been particularly strong, as these clients trust us to enhance their brand reputation by controlling the customer experience with their product in the secondary marketplace while developing new revenue streams for returned and overstocked goods that grow their business. Finally, I'm also pleased to welcome Jim Rallo in his new role as President of our Retail Supply Chain Group. As a long-standing member of our senior leadership team, Jim has had extensive involvement in the development of our strategy, understands our service offerings and our target markets, and is well respected both internally and within client organizations. Jim brings to his expanded role over 25 years of business experience with leading growth companies, including more than nine years of experience at Liquidity Services, during which time the Company has grown tenfold -- from a closely-held private company to a global market leader in the reverse supply chain market.

Client Id: 77 We have already experienced a strong response to Jim's leadership style and ideas. And I'm very confident he will be a strong asset to clients, our team, and shareholders in this new role. While Jim retains his CFO role, his day-to-day responsibilities have been delegated to Kathy Domino in her new role as Chief Accounting Officer. I'm also very excited for Kathy in her new role. An eight-year veteran of Liquidity Services, Kathy is very familiar with our business model, leadership team, and financial operations, and brings over 20 years of accounting, financial reporting, and operations experience to her new role. We look forward to working with both Jim and Kathy in their new roles to support our continued growth and market leadership. Now let me turn it over to Kathy for a more detailed review of our Q1 financial results. Kathy Domino - Liquidity Services, Inc. - Chief Accounting Officer Thanks, Bill. I'm excited about my expanded role within the Company. It has been a tremendous experience the last eight years being part of an organization that has grown over 800% since my arrival. I look forward to continue working with the senior leadership team to drive our strategic initiatives, preparing us for the next stage of growth. Next, I will comment on our first-quarter results. Total GMV was $234.4 million. GMV in our GovDeals, or state and local government marketplace, increased to $38.4 million or 30.1% as we continued to add new clients, bringing total clients to nearly 6,300 out of a potential 88,000 in the highly-fragmented state and local government market. GMV in our commercial marketplaces decreased to $146.6 million or 4.5%, principally as a result of a decrease in our GoIndustry marketplace, as this quarter reflects the first quarter with all restructuring activities complete. However, we have made significant progress in our retail vertical, resulting in over 20% growth, driven by new programs from existing and new clients. GMV in our DOD surplus marketplace decreased to $29.8 million or 11.1% as a result of the mix change and property flow from the DOD to a significant amount of lower-value, smaller niche items. GMV in our DOD scrap marketplace increased to $19.6 million or 27.9% as a result of increasing property flow from the DOD. As sales of DOD scrap have become less material, fluctuations in commodity prices are not materially affecting our financial performance. Total revenue was at $121.9 million. Technology and operations expenses increased 13.6% to $25.6 million. As a percentage of revenue, technology and operations expenses increased to 21% from 18.5%. These increases are primarily due to staff and temporary wages, including stock-based compensation; and consultant fees associated with technology infrastructure projects we discussed last quarter to productize our services, technology, and marketplace data to serve a broader set of enterprise and middle-market customers, including a marketplace-as-a-service and valuation-as-a-service offering. Sales and marketing expenses decreased 4.8% to $9.8 million. As a percentage of revenue, sales and marketing expenses decreased to 8.1% from 8.4%. These decreases are primarily due to a decrease in staff wages, including performance-based and stock-based compensation. General and administrative expenses decreased 11.9% to $12.3 million. As a percentage of revenue, general and administrative expenses decreased to 10.1% from 11.4%. These decreases are primarily due to streamlining our GoIndustry global operations and lowering our external general and administrative expenses. Adjusted EBITDA of $20 million decreased 17.3%, primarily due to the decrease in our DOD surplus contract and an increase in technology project expense, as previously discussed. Adjusted net income of $10.4 million decreased 23.5%. Adjusted diluted earnings per share decreased 21.9% to $0.32, based on approximately 32.7 million diluted weighted average shares outstanding. We continue to have a strong, debt-free balance sheet. At December 31, 2013, we had a cash balance of $101.5 million, current assets of $181.3 million, and total assets of $436.6 million, with $94.4 million in working capital. Capital expenditures during the quarter were $2.7 million. We expect capital expenditures to be between $7 million to $8 million for fiscal year 2014.

Client Id: 77 I will now turn it over to Jim for the outlook on the next quarter and full year. Jim Rallo - Liquidity Services, Inc. - CFO and President, Supply Chain Group Thanks, Kathy. I'm excited about the new opportunities to lead the deep and experienced team we have on the retail side of our business -- especially during this period of increasing growth, as we continue to further penetrate our existing client base and add new clients to our multi-channel network. I look forward to continuing the strategy we've had in place for a long time; expanding our capabilities for our selling clients and buying customers; enhancing our technology platform to maintain our leadership position in industry; and developing, training, and promoting the highest integrity team in the industry. Also, I'd like to congratulate Kathy on her new role as Chief Accounting Officer. She'll assume many of my day-to-day finance and accounting responsibilities, which will free up my time to focus on our retail vertical. Her promotion is a testament to the great work she has done for us during the past eight years. Kathy knows the finance and accounting organization well and has a thorough knowledge and understanding of our business. We will work together to ensure a smooth transition. As previously stated in our press release, I will continue to maintain my CFO responsibilities, including supporting Bill with investor relations and certain other corporate-specific functions, both externally and internally. During our most recent Board meeting, management has been authorized to implement a share repurchase program of up to $50 million. Management is providing the following guidance for the next quarter and fiscal year 2014. We expect GMV for fiscal year 2014 to range from $1 billion to $1.075 billion, which is unchanged from our previous guidance. We expect GMV for the fiscal second quarter of 2014 to range from $220 million to $240 million. We expect adjusted EBITDA for fiscal year 2014 to range from $100 million to $108 million, which is unchanged from our previous guidance. We expect adjusted EBITDA for the fiscal second quarter of 2014 to range from $20 million to $23 million. We estimate adjusted earnings per diluted share for fiscal year 2014 to range from $1.60 to $1.76, which is unchanged from our previous guidance. For the fiscal second quarter of 2014, we estimate adjusted earnings per diluted share to range from $0.33 to $0.37. This guidance assumes that we have an average fully diluted number of shares outstanding for the year of 32.9 million, and that we will not repurchase shares with the approximately $50 million yet to be expended under the share repurchase program. Our guidance adjusted EBITDA and diluted EPS: for one, acquisition costs, including transaction costs and changes in earnout estimates; two, amortization of contracted tangible assets of $33.3 million from our acquisition of Jacobs Trading; and three, for stock-based compensation costs, which we estimate the approximately $3.5 million to $4 million per quarter for fiscal year 2014. These stock-based compensation costs are consistent with fiscal year 2013. We will now answer any questions. QUESTIONS AND ANSWERS Operator (Operator Instructions) Colin Sebastian, Robert Baird.

Client Id: 77 Colin Sebastian - Robert W. Baird & Company, Inc. - Analyst I have a couple of questions. I guess first off, on the guidance, you're not flowing through the upside from the first quarter into a higher range for the year, and the second-quarter outlook suggests that the midpoint may decline sequentially in GMV, which I don't think has ever occurred before. So if you could, first off, just comment on the factors driving this outlook? Thanks. Bill Angrick - Liquidity Services, Inc. - Chairman & CEO Let me just first comment that we have observed a trend in the DOD business that has reduced the top and bottom line in that business. Second, there is significant seasonality in certain parts of our business. Certainly, our municipal government business is soft in the March quarter. Second, many verticals in our capital assets client sectors are very slow this time of year, particularly energy and transportation. Those are major drivers to the March-quarter guidance. Jim Rallo - Liquidity Services, Inc. - CFO and President, Supply Chain Group Yes, Colin, I'd also add -- as you know, the March quarter is a big quarter for retail; but it's not going to offset everything going on with the federal business, as well as the capital assets that Bill indicated. As far as upside to the year, we had a decent range in there for the year. We feel confident still with that range. We had a nice quarter this quarter. And at this point in time, we are just -- we're comfortable with those numbers. We don't see any point in raising those numbers. Colin Sebastian - Robert W. Baird & Company, Inc. - Analyst So just to be clear on Q2 or the general trends in the municipal capital assets and DOD: you haven't seen additional deceleration in that business, which would serve to make the full-year guidance less of an upside opportunity? Jim Rallo - Liquidity Services, Inc. - CFO and President, Supply Chain Group Well, let's be clear. We have seen a deceleration in the DOD business, as Bill indicated. We've been seeing that for a couple of quarters now, as we have discussed. But all that was built into our full-year guidance when we originally gave that at the end of the fiscal year. So there's been no new information, if you would, since then, Colin. Colin Sebastian - Robert W. Baird & Company, Inc. - Analyst Okay, thanks. And then, maybe, Jim, just on the retail segment: the sequential growth in Q1 -- is that related to any specific new sellers? Or are you seeing better volumes across the board with legacy clients as well? And assume, as I think you alluded to, that we should see further sequential growth in the March quarter, seasonally? Thanks. Jim Rallo - Liquidity Services, Inc. - CFO and President, Supply Chain Group Absolutely. Yes, so we're seeing both those things, Colin. I think this is really -- it goes back to what we said three quarters ago, when we talked about -- or four quarters at this point, when we saw decline in the CE business, consumer electronics business, particularly from our clients.

Client Id: 77 Look, we continue to have a strong buyer base. And as we said, it will take us a couple of quarters to grow that vertical back with existing clients and new customers, as well as expanding other verticals within the retail side of the business. And we have done that. Supply for us tends to not be a longer-term issue, but more of just a shorter-term issue when you have certain swings, again, in a specific vertical, as we discussed -- the consumer electronics. So the trends right now for the retail business are strong. Seasonality -- this is a big quarter for us. It was a good quarter last year at the same time; but, again, we are expecting both sequential and year-over-year growth in the retail vertical for our business. Operator Jason Helfstein, Oppenheimer. Jason Helfstein - Oppenheimer & Co. - Analyst Two questions. The first is a follow-on to Sebastian's. Second, kind of having to do with growth and enterprise. So just to dig in a little bit deeper, can you help us understand just why you continue to have the level of confidence for what I guess you're effectively saying is a commercial rebound in the back half of the fiscal year, just given the -- kind of the implied -- we'll call it still tepid growth in the second quarter on a year-over-year basis? Has there been any change in the way you guys are forecasting new systems or anything that should just give us increased confidence in your forecasting ability, just given that there's been numerous misses, if we just look backwards? And then I've got a follow-up. Bill Angrick - Liquidity Services, Inc. - Chairman & CEO So forecast is driven by individual programs, individual client wins that we're planning to roll out during the course of the year. I know that there's been a concerted effort to invest in our sales organization, our branding program, to drive awareness of our services; and that has led to a robust commercial pipeline, Jason. And when you look at the type of business that we are signing, it's very impressive from our point of view -- both relative to the competition and relative to change in the behavior of some of the large Fortune 1000s that we call on. So we have signed business with one of the world's largest manufacturers of gaming consoles, so electronics and mobile devices, during the last quarter. We signed one of the world's largest construction and infrastructure development companies. We're doing projects for them globally. We signed one of the world's largest equipment leasing companies. And we'll be rolling out a new program for them. We signed one of the world's largest manufacturers of tablet and mobile devices, and we will be working with them globally. We signed one of the world's largest manufacturers of branded consumer packaged goods, and we will be working with them globally. We signed one of the largest state-owned energy companies in South America in the energy sector. And we'll be working with them globally. So business follows market share and wins in the marketplace. And it is true, Jason, that the business can be lumpy. It is true that a $10 million sale could flip from one month to the next and affect a quarter. That's inherent to working with the size and scale of projects that we work with. But the overall focus and trend is long-term market share expansion. And we are pleased with the progress we've made in the last quarter.

Client Id: 77 Jason Helfstein - Oppenheimer & Co. - Analyst That actually kind of tags into the second question. So given that more of the future growth is going to come from more of these, we'll call, enterprise versus commercial or retail clients -- we'll break it down that way -- is there a way you'd think about, perhaps, giving us numbers each quarter, saying, we signed this many clients in the quarter with an average GMV value, or some kind of metric, so we can understand that you keep moving forward, and we can kind of track that over time? Bill Angrick - Liquidity Services, Inc. - Chairman & CEO So couple of remarks. Many of the clients I just mentioned are in our retail vertical. As we noted in our opening remarks, we're having strong reception for our services from manufacturers who supply goods into the retail supply chain and who have historically not had a strategic plan to manage the way their products are handled in the secondary marketplace. So that new pipeline includes many new opportunities in the retail supply chain. This is not a fee-for-service sort of government contracting business, where you might have a backlog of deferred revenue going into every quarter, and you could quantify sort of cost-plus arrangements. Our business is marketplace that derives GMV and revenue from the actual transactions that occur in a given period. So I think it would be unproductive for the Company or for analysts to try to break that down and on a sort of asset-by-asset or client-by-client base on a forecast. Jason Helfstein - Oppenheimer & Co. - Analyst I understand that point, and we can take it off-line; but I just think the market would appreciate a way to understand the visibility as you are signing these big enterprises that have a long lead time, even if it's letting us know the number you have signed in the quarter. Something. But we can take that off-line. Thank you. Operator Shawn Milne. Shawn Milne - Janney Montgomery Scott - Analyst Jim, I wanted to go back to the retail business. As I recall, last year and in prior years, the expectation was that the retail business will always grow from the sort of August/September time frame into the holiday; and then, of course, into the March quarter with the returns. And I recall last year -- I believe that actually declined, and then that was an area of big disappointment. So I'm just trying to put a little context around the 20% growth against a pretty big disappointment last holiday. Are you really seeing enough visibility now that you think retail is going to grow 20% for the next -- let's call it several quarters? And then the follow-up there is: obviously, you have a new role in the Company to help that business. If the retail business is this strong with new pipeline, why the big management change right now? Jim Rallo - Liquidity Services, Inc. - CFO and President, Supply Chain Group Well, let me first address the growth. So first off, we have seasonality in the business, Shawn, as you mentioned. So last year in the March quarter we grew 20% sequentially over the first quarter of fiscal year 2013. That being said, that growth was disappointing because it was -- well, we did not grow, actually, year over year.

Client Id: 77 And we specifically noted that during that call in that quarter. And we discussed the decline of our consumer electronic programs, which usually had led the charge for us in that type of -- in the seasonality we had back then. That, obviously, continued for the next couple of quarters. And then as we have discussed, really on the fourth-quarter call or the full-year, fiscal-year call, we saw a rebound because of new programs with existing clients. And as Bill indicated, we now have those up and running. But we've also got some new programs from new clients. And that vertical is again a leading vertical for us. As far as what I would expect for the growth for the rest of the year, yes -- I do expect to get a nice bump next quarter due to seasonality. I also expect to continue to have 20% growth in that vertical for the rest of the year, based on the new clients that we have signed up, and frankly, conversations that are going on today with both existing and new clients. Bill Angrick - Liquidity Services, Inc. - Chairman & CEO We've had, to answer the second part of your question, over the course of our 14 years, 7 of which have been a public company, we've had a number of individuals provide strong contributions over periods of time and then determine, on their own and with the Company, that they would have more success in another endeavor. And we wish them well. And in every case where we've had transitions, we've taken the opportunity to enhance our team and enhance our effectiveness. And we expect the same to be the case here. And so it's not so much a function of what's going on at the Company; it's really a function of where you are in your career path, and what the Company needs to do to make the next phase of growth possible. Shawn Milne - Janney Montgomery Scott - Analyst Okay. And just a follow-up, the second -- he was mentioning it kind of before, but to drill down on the number, the implied growth in the second half of the year in GMV is 19%. So you're saying retail, which is a third of your business, is sort of up 20%, you believe. You've got surplus in the government business. Maybe some of the declines taper off in the second half? Is that how you're thinking about it? And then maybe a little bit of -- what do you think about the GoIndustry run rate? Thanks. Jim Rallo - Liquidity Services, Inc. - CFO and President, Supply Chain Group Sure. I think from the DoD perspective, perhaps some tapering off on the GMV side. We expect softness on margins. Clearly more costs associated with the property that's being processed in that arena. The pipeline, the nature of the programs, the visibility around those programs is giving the Company strong conviction it's to the range that we have, and in the fact that range should be unchanged during the full year. Shawn Milne - Janney Montgomery Scott - Analyst Okay, thanks. Operator Gary Prestopino, Barrington Research.

Client Id: 77 Gary Prestopino - Barrington Research Associates, Inc. - Analyst A couple of questions just in terms of the expenses in Q1, particularly sales and marketing in G&A. You know, absolute declines year over year. Just for our purposes, should we be looking at that -- what happened in Q1 as something we can apply the rest of the year, or is that just an anomaly there? Jim Rallo - Liquidity Services, Inc. - CFO and President, Supply Chain Group Yes. So I'll take that, Gary. So I would expect a little bit of pickup in sales and marketing. To be frank, most of the decline in sales and marketing has to do with the fact that we have not been growing at our stated growth rates, which is -- obviously, it's no secret; we've been discussing that for a couple of calls. And although the performance has been strong, it's, frankly, only been consistent with prior year. And we compensate folks at this Company, from the senior level all the way down, to grow the business. So on the sales side, what you have seen there is a reduction in performance-based compensation. On the G&A side of the business -- and again, as we talked about, we do expect growth to start to accelerate the back half of the year. So along with that, we would expect to pay people for that performance. On the G&A side, which you've really seen is the benefits from our restructuring globally with GoIndustry. And again, that restructuring is complete. We have taken costs out of the business. And you won't see a significant change in G&A going forward. There could be movement here or there of a few hundred thousand dollars, obviously, Gary, but no significant changes. Gary Prestopino - Barrington Research Associates, Inc. - Analyst And then was what you saw in retail, particularly with the organic -- on the organic growth side, was that really driven by a rebound in consumer electronics business? Or was that other property that you won in the programs and started selling? Jim Rallo - Liquidity Services, Inc. - CFO and President, Supply Chain Group Sure. Well, I mean, it's a combination of both. Let me be clear: we are not seeing a rebound in the consumer electronics industry or consumer behavior. What we're seeing is an increase of flow of consumer electronics into our marketplaces, as, again, we've extended programs with existing clients and added new client programs in that vertical. We also continue to add new programs around general merchandise, whether it's household effects, small appliances, clothing and apparel. So we're winning in the marketplace right now, Gary, because people are looking for a company that is trusted, that is leading in the industry, that's got the technology to provide all the services our clients need -- and frankly, the different channels that we can move the product on. So it's a combination of everything right now. I wouldn't say the growth is being driven just by consumer electronics. Bill Angrick - Liquidity Services, Inc. - Chairman & CEO Let me also add that another catalyst for the business development wins and some of the program results we've seen in the past quarter is the expansion of our service offering. It is true: we were a marketplace business, primarily, up until the last 18, 24 months. And we've added additional value-added services in the areas of returns management, refurbishing; in some cases, advising clients on how their brand is perceived in a secondary marketplace. And all of the services have given us a great embrace by our new clients. And that's driving a lot of the new success we're having.

Client Id: 77 Gary Prestopino - Barrington Research Associates, Inc. - Analyst Okay, that's what I'm getting at. You said you had 20% organic growth in retail, okay? So if the consumer electronics business is not growing, then we can assume that it's deeper penetration within existing retailers for new SKUs? Jim Rallo - Liquidity Services, Inc. - CFO and President, Supply Chain Group No, Gary, sorry. Clearly I'm not communicating this point well. We are definitely growing our consumer electronics vertical as well as other verticals within the retail side of the business. My comment was simply that we're not seeing a change in industry dynamics around consumer electronics. I don't want you to imply that, for some reason, we expect our retailers to be selling a lot more consumer electronics themselves. We are selling a lot more consumer electronics through our retail clients. Gary Prestopino - Barrington Research Associates, Inc. - Analyst That's what I'm getting at. Okay. Jim Rallo - Liquidity Services, Inc. - CFO and President, Supply Chain Group Simply because we're taking business from other competitors. Gary Prestopino - Barrington Research Associates, Inc. - Analyst Thank you. Operator Michael Purcell, Stifel. Michael Purcell - Stifel Nicolaus & Company - Analyst My first one was -- Jim, Bill, the Walmart contractor -- the Walmart was down a lot last year. Went to 11% of GMV. So it's down about $65 million or so of GMV. So I was wondering if you could -- and I think within that, Jacobs was flattish to slightly up, perhaps. I was wondering if you could help us understand how much that pressure was capital asset sales, or how much of it was retail; and what the outlook is there? Or if it was consumer electronics within Walmart? And then second, just to kind of go off of Shawn's point, with all these new contracts coming on in the commercial -- I think you said 40 new services accounts or so -- is the mix of the guide, just so I'm clear, that it stays the same? Are you looking to have, within your guide, considering 90 days ago, do you have a more bullish outlook on the commercial side, and perhaps a slightly lower outlook on the DOD side? Thanks.

Client Id: 77 Bill Angrick - Liquidity Services, Inc. - Chairman & CEO I think the last point is an accurate point. We've had robust growth, both in the December quarter, and we see that continuing on the commercial side; and the opposite on the DOD surplus side. Walmart and other clients are a mix of different industry categories or industry verticals. We had made a strategic decision to transition vehicle sales to an online channel through a truck center marketplace. And during the reset of that business there was a material amount of fleet assets that went away from that industry vertical. And that was a key driver for Walmart. Other than that, we've had more or less a business-as-usual approach there. Jim Rallo - Liquidity Services, Inc. - CFO and President, Supply Chain Group Yes, I'll add a little bit more color, Michael. So, look, as far as our Walmart relationship goes, it's as strong as it's ever been. But as we talked about all last year, our consumer electronic programs -- not only from Walmart, but other clients -- were down significantly. So it's no surprise that as a percentage of our overall business, Walmart is down. Additionally, on the capital asset side, Bill mentioned transportation assets; but we're there to serve our clients. And that's their needs cycle, so let me be specific about that. We sell a lot of things for Walmart on the capital asset side when they do store remodels. If they're redoing warehouse and distribution centers, there is equipment and racking from that. And their cycle last year was slower than it's been on those two fronts in prior years, and that's fine. We are there to serve the client and their needs at the time. There's going to be up and down, especially in the capital asset side of the business, based on their strategic plans and budgets as they roll out the year. And on the retail side, it's primarily, again, related to the CE programs. The clothing/apparel, household effects, all that, were very strong last year. When I say very strong, as strong as they've been. We haven't seen a lot of growth in those programs, because overall you're not seeing a lot of growth in consumer spending, so to the extent those programs were up, it was low single digits. But, again, when you talk about the staples of clothing/apparel, and household effects, and so forth, really not a lot of change year over year for Walmart or any of our other retailers. Michael Purcell - Stifel Nicolaus & Company - Analyst Okay, so then, just to tag on, just so I'm clear -- I understand the variability in the capital asset sales, because they're large-lot items, large GMV items going back and forth. Bill, can I infer from your comment that -- do they just go through cycles of fleet sales? And so it was down one year and it will come back through truck center? I wasn't sure what you meant by that went away. And then I guess the second part, really just drilling down to the retail. I understand the weakness in the consumer electronics within retail, and that that's across the boards, but the crux of the question really is: are you losing supply to other vendors within Walmart? Bill Angrick - Liquidity Services, Inc. - Chairman & CEO So we have had consistent market share with Walmart entering -- through fiscal 2013, entering fiscal 2014. We are not the exclusive channel for rolling stock sales of Walmart, and there is cyclical issues on the pace of replenishing fleets, which drives used truck sales. So both of those are factors that result in down GMV in a given year.

Client Id: 77 Jim Rallo - Liquidity Services, Inc. - CFO and President, Supply Chain Group Just add to that, Michael, as you know, most of our Walmart product is under a five-year contract to go through May of 2016. So we are not seeing a loss of merchandise from Walmart under our contractual relationships. Michael Purcell - Stifel Nicolaus & Company - Analyst Okay, great. Thanks for clarifying that, guys. Operator Dan Kurnos, The Benchmark Company. Dan Kurnos - The Benchmark Company - Analyst First, I don't know if you guys -- maybe I missed it. I don't know if you answered Gary's question on what your expectations for GoIndustry run rate are this year. So let's just start with that. Jim Rallo - Liquidity Services, Inc. - CFO and President, Supply Chain Group Sure, absolutely, Dan. So when you look at GoIndustry, as you know, we have spent the last 18 months, really -- I'm not counting this quarter -- restructuring that business, which was completed the last fiscal year. We came out with a fresh quarter here in the beginning of fiscal year 2014. We are very pleased with what's going on in that business. So we would expect that business to be a run rate of around $130 million to $140 million, which is in line with what we told people we'd do, and then we would expect it to grow from there, with the addition of a lot of these new client wins that Bill discussed earlier. Bill Angrick - Liquidity Services, Inc. - Chairman & CEO And let me just add that we've been into this journey of integration since we acquired GoIndustry, and we think about the business less based on the brand of the acquired marketplace and more as a consolidated capital assets group and leadership team. And that team is taking on board an integrated functional organization, with one global head of sales, one global head of marketing, and one global head of operations. The marketplaces are moving to a consolidated technology platform. And so it really becomes less a discussion about the P&L or the growth of an individual marketplace, and more of a discussion about our penetration of these large, capital-intensive industry verticals, which are being serviced by a unified global operation across Liquidity Services. Dan Kurnos - The Benchmark Company - Analyst Got it. Great, that's helpful. Thanks. And then not to keep pressing this point, but just in terms of your guidance going forward, is there any more color you could give us on what you think the mix is in terms of upside between existing client penetration and new client wins, or how that's contributing to the accelerating growth going forward? As we all know, existing client penetration has always been stated or cited as potential upside. So love to see some more color on how that's progressing at all.

Client Id: 77 Jim Rallo - Liquidity Services, Inc. - CFO and President, Supply Chain Group So I think those are both -- take them individually, they're both catalysts for growth at Liquidity Services. It's no accident that we have targeted the largest companies by revenue in the retail channel, the manufacturer channel that supplies into the retailers, and in the capital assets business. We have modest penetration with these relationships, and they are large, bureaucratic organizations in some cases that have a core business to take care of. And we are attacking 5% of their business on the reverse supply chain. So we have realistic expectations that those are sales cycles that you need to manage; and that, in some cases, are multi-year relationship development exercises. But there is huge potential with existing clients to grow the business. And as you get credibility with blue-chip companies, many of which are thought leaders in their areas, that is a great source of referral for new business. And we have many new business opportunities because our existing clients, both retailers and manufacturers, refer us to their partners in the retail supply chain. So that is the focus of our growth trajectory. And we enjoyed opportunities both through the penetration of accounts and these referral relationships that add new business and new programs. Dan Kurnos - The Benchmark Company - Analyst Would you say in the back half of the year, excluding seasonality, that the bulk of the acceleration is due to new client wins or penetration gains? Bill Angrick - Liquidity Services, Inc. - Chairman & CEO I'd say that's probably equally partitioned. Dan Kurnos - The Benchmark Company - Analyst All right, great. And then just one last one for me. Bill, you talked a lot about some of the technology initiatives that you have going, and we know you've spent a lot in investment in improving or modernizing the platform in the past. Just like to hear your thoughts on how much more incremental investment you think you have to make; where you feel the platform is at from the technology perspective? Thanks. Bill Angrick - Liquidity Services, Inc. - Chairman & CEO Well, when you're moving to cloud-based delivery of your services, you're always investing. I think under the leadership of our CIO, Leo Casusol, and our senior leadership team on the business side, we've made a very focused effort in fiscal 2014 to increase the allocation of investment in these areas. And we feel like we're getting the benefit of both integrating our acquired marketplaces, making it more scalable, improving the user experience, improving the applications available through on-demand services -- whether it be trying to manage how you value inventory, how you allocate inventory to the right sales channel, how you benchmark the recovery data of sales to our channel. That's all made available by extending access to our tech platform, by extending access to our data, and making it easy to on-board into our sales channels on the client side. And on the buyer side, people want to access the right assets by mobile devices, by tablet devices, in multilingual environments. And we intend to have a multilingual global platform that's easy to use that further cements our leadership position in the marketplace. Dan Kurnos - The Benchmark Company - Analyst All right, great. Thanks for all the color.

Client Id: 77 Operator (Operator Instructions) Jason Helfstein, Oppenheimer. Jason Helfstein - Oppenheimer & Co. - Analyst Just one more follow-up. We did notice that inventory outflows or capital outposts to fund inventory was up $7 million, which is double any prior the quarter. How should we think about this? Is this just kind of a sign of strength in the capital assets of inventory you took on the books, and then you're going to sell in the back half? Just some color on that. Thanks. Jim Rallo - Liquidity Services, Inc. - CFO and President, Supply Chain Group Yes, actually, Jason, a lot of the inventory increase was on the retail side of the business. If you're going to have 20% growth of better, you're going to expect to be taking more product. So just, also, we are entering the high season; so I would expect inventory probably to go up again next quarter as well from that. On the capital asset side of the business, we do not take inventory, as most of our programs are consignment. The exception to that is the DOD. And so, actually, you really bring up a good point: that the DOD inventory is at its highest level since we've been running the program. However, those products are all lower-value, slower-moving products that require a lot of processing. As Bill talked about in his notes, we're adding distribution center space; we are hiring people, increasing shifts. So the margin on that business is down from where it was. And we'll continue to process inventory -- the inventory at those levels, probably for the rest of the year, at least at this point we can see in the DOD business. So I would say part of that $7 million increase -- maybe a third of it, or 40%, is the DOD. And then the rest would be the retail piece of our business. Jason Helfstein - Oppenheimer & Co. - Analyst Thanks. That's helpful. Operator Nat Schindler, BoA. Nat Schindler - BofA Merrill Lynch - Analyst Two quick questions. One, as the DOD has shifted their rules for the contract to break off the rolling stock and move that to a revenue-share agreement, how will that -- and I know you don't know the percentages yet -- but how do you see that likely affecting the profitability of that part of the contract and the contract as a whole? Secondly, I'd like to ask you is -- if you would look back just about 13 months ago, 14 months ago, we were at your analyst day in Indianapolis; and you guys were talking about a really retail reverse supply chain focused business. And I know you are saying you're organically growing that business for the rest of the year. But at the rate you're growing, it seems pretty hard to see how that could ever get near that $2 billion -- you could get this whole business up to a $2 billion GMV, as you had expected. What changed in the last year?

Client Id: 77 Bill Angrick - Liquidity Services, Inc. - Chairman & CEO So regarding the two questions, like you, we are in receipt of information the DLA has made available publicly on the surplus programs. And I think it's important to remind you that with respect to what's considered rolling stock or non-rolling stock -- rolling stock is often -- in fact, the vast majority of the items sold under the rolling stock category are not operational, and they are missing major components. And these items that are very expensive to move. So as compared to our truck center rolling stock business with class VIII trucks and tractor-trailers -- we put the driver in the car, and he drives up lots of rolling stock for DOD -- is a product that, frankly, is not even operational. As it relates to how that mix is being created, I think that is still a work in process. I think DLA is still working on how they expect to shape that property; what the inbound processing costs will be for that property. And so we're still in the process of doing due diligence on that. The change in our business -- I think what you've seen in the last 18 months is a continued penetration of the manufacturing side of the retail supply chain. I think the retail -- the credibility we've developed with our retail clients has led to more referral of business from manufacturers. Manufacturers, in many cases, are seeking to outsource the way inventory is returned, processed, and then ultimately sold -- and done so in a manner that protects their brand. And so we see lots of opportunity in the manufacturing side of the retail supply chain. Some of that relates to capital equipment. Most of it relates to inventory. So no big change in terms of emphasis on retail supply chain. I just think the trajectory of some of the non-retailer business continues to grow. As to $2 billion or $5 billion, look. At a current run rate of near $1 billion, to double the business in five years is about 15% CAGR. So we feel that that's a reasonable long-term growth rate for Liquidity Services. Nat Schindler - BofA Merrill Lynch - Analyst Great. Thank you. Operator Shawn Milne. Shawn Milne - Janney Montgomery Scott - Analyst Yes, thanks for the follow-up. I just have two. I think, Bill, you outlined some incremental investment spend in the last call of $9 million. And maybe Jim better to answer that. Where are we in terms of pacing on that? And then secondly, Bill, you've talked about before some of these SaaS applications, which -- one of them you acquired with the GoIndustry transaction, which already had clients up and running. But you then laid out on the prior call sort of marketplace-as-a-service and opening up your market information, etc. Do you have any clients using -- are these technologies still in development? I'm just trying to parse out -- you were saying that there are clients on some of those new services, but I think that's more in capital asset. If you can give me any more color there, thanks. Bill Angrick - Liquidity Services, Inc. - Chairman & CEO Sure. In general, Shawn, this is an incubative part of our business. And the way that you sell SaaS applications has more of a fee-for-service type of nature. So it's not material as a percentage of our revenue today. But what it really presents for us is a new front of growth to serve our clients, to

Client Id: 77 leverage our tech investments and leverage the data and the access to the data that our clients think -- which we believe they want, and to make that an easy experience. On the assets owned application, today we have 6,000 users from Fortune 500 multinational companies using that application to aggregate information within the four walls of that client organization that they can manipulate, perhaps value, perhaps redeploy. And then it seamlessly moves to sale based on certain business rules. We have a handful of clients testing our marketplace-as-a-service offering today. We are in a business development process, getting voice of the customer on what they desire with this application. And we'll continue to update shareholders as we have more concrete productization of marketplace as a service. And certainly, if it becomes material, we'll spend more time discussing the revenue model. We have appointed a general manager to run our offering of self-serve and marketplace-as-a-service offerings in the middle market. I think that's an important milestone internally. And we'll just continue to work at that. Jim Rallo - Liquidity Services, Inc. - CFO and President, Supply Chain Group The second part of your question, Shawn, regarding our technology investments this year, where we are with the spend: so we're rolling out on track. We do expect to have most of that spent this year, which is, again, what we guided to at the beginning of the fiscal year. So I don't really see any ups and downs in that now. I would think -- our scheduling of this project has it rolling out pro rata. And at this point, I don't see any change in that. So I'll update you on the next call, if there is something that significantly moves in that area. But right now, we are operating at plan for those programs. Shawn Milne - Janney Montgomery Scott - Analyst Okay, thank you very much. Operator Thank you for your question. Ladies and gentlemen, that concludes your conference -- your Q&A session on your conference call. I would now like to turn the call over to Julie Davis for closing remarks. Thank you. Julie Davis - Liquidity Services, Inc. - Senior Director, IR Thank you. We would like to thank everyone for joining our call today. Jim and I will be available for follow-up questions this afternoon. Thank you. Operator Thank you, ladies and gentlemen. That does conclude your conference call for today. You may now disconnect and enjoy the rest of your day. Thank you.